Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2022

Company to Host Quarterly Conference Call at 5:00 P.M. ET on May 9, 2022
The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - May 9, 2022: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2022.

($ in thousands, except for per share data)	Three Months Ended
	March 31,
	2022	2021	Change
Gross premiums written	$279,475	$311,638	(10.3)%
Gross premiums earned	$319,206	$356,663	(10.5)%
Net premiums earned	$100,857	$145,949	(30.9)%
Total revenues	$102,366	$161,789	(36.7)%
Loss before income tax	$(44,307)	$(26,282)	(68.6)%
Net loss attributable to UIHC	$(33,172)	$(17,771)	(86.7)%
Net loss available to UIHC common stockholders per diluted share	$(0.77)	$(0.41)	(87.8)%

Reconciliation of net loss to core loss:
Plus: Non-cash amortization of intangible assets	$812	$1,043	(22.1)%
Less: Net realized gains (losses) on investment portfolio	$(1,769)	$503	NM
Less: Unrealized gains (losses) on equity securities	$(2,268)	$2,564	NM
Less: Net tax impact (1)	$1,018	$(425)	NM
Core loss (2)	$(29,341)	$(19,370)	(51.5)%
Core loss per diluted share (2)	$(0.68)	$(0.45)	(51.1)%

Book value per share	$5.96	$8.32	(28.4)%
NM = Not Meaningful
(1) In order to reconcile net loss to the core loss measures, the Company included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core loss, and core loss per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net loss and net loss per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"First quarter results reflect the aggressive de-risking and deleveraging activities we’ve taken in personal lines over the last 18 months, with gross earned premium down by 10% and net earned premium down by 30%," said Dan Peed, CEO of UPC Insurance. "However, while claims frequency was in line with expectations, claims severity was elevated due to inflation and excessive litigation not yet fully impacted by Senate Bill 76. With recent rate increases yet to earn through the portfolio, we experienced a first quarter underwriting loss in personal lines. Our commercial lines business performed well and continues to grow. We continue to take decisive corrective actions to reduce expenses, increase revenues, and execute on risk selection."

Exhibit 99.1

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2022	2021
Net loss attributable to UIHC	$(33,172)	$(17,771)
Return on equity based on GAAP net loss attributable to UIHC (1)	(41.7)%	(15.9)%

Core loss	$(29,341)	$(19,370)
Core return on equity (1)(2)	(36.9)%	(17.3)%
(1) Return on equity for the three months ended March 31, 2022 and 2021 is calculated on an annualized basis by dividing the net loss or core loss for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core loss, which is reconciled on the first page of this press release to net loss, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2022	2021	Change
Loss ratio, net(1)	90.6%	79.3%	11.3	pts
Expense ratio, net(2)	53.8%	47.9%	5.9	pts
Combined ratio (CR)(3)	144.4%	127.2%	17.2	pts
Effect of current year catastrophe losses on CR	28.4%	16.4%	12.0	pts
Effect of prior year unfavorable development on CR	1.4%	20.4%	(19.0)	pts
Underlying combined ratio(4)	114.6%	90.4%	24.2	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

Quarterly Financial Results
Net loss attributable to the Company for the first quarter of 2022 was $33.2 million, or $0.77 per diluted share, compared to $17.8 million, or $0.41 per diluted share, for the first quarter of 2021. The increase in net loss was primarily due to a decrease in revenues for the quarter. This was driven by decreased gross written premiums, the details of which are described below. In addition, the Company's ceded premiums earned increased as a result of the reinsurance program changes described below. This decrease in revenues was partially offset by lower loss and LAE incurred, driven by lower unfavorable prior year loss development in 2022 related to both the Company's catastrophe and non-catastrophe losses. As such, the Company did not declare a dividend for the second quarter of 2022.

The Company's total gross written premium decreased by $32.2 million, or 10.3%, to $279.5 million for the first quarter of 2022, from $311.6 million for the first quarter of 2021. This decrease was driven primarily by the transition of the Northeast business to Homeowners Choice Property & Casualty Insurance Company, Inc. (HCPCI) in the fourth quarter of 2021 and the first quarter of 2022. In addition, the Company experienced a decline in written premiums across the personal lines business, due to underwriting actions taken by the Company throughout 2021 and in the first quarter of 2022. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended March 31,
	2022	2021	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$215,127	$195,585	$19,542	10.0%
Gulf	41,606	52,983	(11,377)	(21.5)
Southeast	15,166	24,407	(9,241)	(37.9)
Northeast	7,455	38,615	(31,160)	(80.7)
Total direct written premium by region	279,354	311,590	(32,236)	(10.3)
Assumed premium (2)	121	48	73	152.1
Total gross written premium by region	$279,475	$311,638	$(32,163)	(10.3)%

Gross Written Premium by Line of Business
Personal property	$151,511	$203,598	$(52,087)	(25.6)%
Commercial property	127,964	108,040	19,924	18.4%
Total gross written premium by line of business	$279,475	$311,638	$(32,163)	(10.3)%
(1) "Gulf" is comprised of Louisiana and Texas; "Northeast" is comprised of Massachusetts, New Jersey and New York in 2022 and Connecticut, Massachusetts, New Jersey, New York and Rhode Island in 2021; and "Southeast" is comprised of Georgia, North Carolina and South Carolina. As of January 15, 2022, the Company is no longer writing in New Jersey, as the policies have transitioned to HCPCI.
(2) Assumed premium written for 2022 and 2021 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE decreased by $24.4 million, or 21.1%, to $91.4 million for the first quarter of 2022, from $115.8 million for the first quarter of 2021. Loss and LAE expense as a percentage of net earned premiums increased 11.3 points to 90.6% for the first quarter of 2022, compared to 79.3% for the first quarter of 2021. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the first quarter of 2022 would have been 19.2%, an increase of 1.8 points from 17.4% during the first quarter of 2021.

Policy acquisition costs decreased by $14.8 million, or 36.3%, to $26.0 million for the first quarter of 2022, from $40.8 million for the first quarter of 2021, primarily due to a decrease in expenses such as premium taxes, policy administration fees and agent commissions, which fluctuate in conjunction with the quarter-over-quarter decrease in personal lines gross written premium. In addition, ceding commission income increased related to the Company's additional quota share reinsurance agreements. This was partially offset by increased external management fees incurred during the first quarter of 2022, as a result of an increased volume of commercial lines gross written premium.

Operating and underwriting expenses decreased by $1.0 million, or 7.6%, to $12.2 million for the first quarter of 2022, from $13.2 million for the first quarter of 2021, due to lower agent related expenses as the Company has discontinued their agent incentive program in 2022.

Exhibit 99.1
General and administrative expenses remained relatively flat, increasing by $0.1 million, or 0.6%, to $16.0 million for the first quarter of 2022, from $15.9 million for the first quarter of 2021.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2022	2021	Change
Loss and LAE	$91,368	$115,781	$(24,413)
% of Gross earned premiums	28.6%	32.5%	(3.9)	pts
% of Net earned premiums	90.6%	79.3%	11.3	pts
Less:
Current year catastrophe losses	$28,616	$23,965	$4,651
Prior year reserve unfavorable development	1,433	29,769	(28,336)
Underlying loss and LAE (1)	$61,319	$62,047	$(728)
% of Gross earned premiums	19.2%	17.4%	1.8	pts
% of Net earned premiums	60.8%	42.5%	18.3	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2022	2021	Change
Policy acquisition costs	$26,016	$40,821	$(14,805)
Operating and underwriting	12,248	13,222	(974)
General and administrative	16,005	15,882	123
Total Operating Expenses	$54,269	$69,925	$(15,656)
% of Gross earned premiums	17.0%	19.6%	(2.6)	pts
% of Net earned premiums	53.8%	47.9%	5.9	pts

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the first quarter of 2022 and 2021 were as follows:

	2022	2021
Non-at-Risk	(2.3)%	(2.3)%
Quota Share	(32.0)%	(26.2)%
All Other	(34.1)%	(30.6)%
Total Ceding Ratio	(68.4)%	(59.1)%

The increase in this ratio was driven by the Company entering into two additional quota share agreements effective December 31, 2021. The first agreement is a structured quota share agreement, which has a cession rate of 25% and covers United Property and Casualty Insurance Company and Family Security Insurance Company, Inc.'s non-catastrophe losses on policies in-force at December 31, 2021 in Florida, Texas and Louisiana. The second agreement is a quota share agreement with HCPCI and TypTap Insurance Company effective December 31, 2021 through May 31, 2022, which provides 85% reinsurance coverage on in-force, new and renewal policies in Georgia, North Carolina and South Carolina.

Exhibit 99.1
In addition to the changes in the Company's quota share agreements, the Company also reduced the retention amounts related to their catastrophe excess of loss reinsurance program for the 2021-2022 season, resulting in higher ceded premiums year over year but less risk if the named storm season would have been as active as the 2020-2021 season. These modifications have resulted in increases to the Company's ceding ratio quarter-over-quarter.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings decreased from $964.8 million at December 31, 2021 to $908.7 million at March 31, 2022. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 90.9% of total investments at March 31, 2022, compared to 92.2% at December 31, 2021. At March 31, 2022, the Company's fixed maturity investments had a modified duration of 3.9 years, compared to 4.0 years at December 31, 2021.

At March 31, 2022, the Company's fixed maturity investment holdings decreased by $101.9 million, or 15.4% from December 31, 2021, in order to satisfy the Company's liquidity requirements during the first quarter of 2022.

Book Value Analysis

Book value per common share decreased 17.2% from $7.20 at December 31, 2021, to $5.96 at March 31, 2022. Underlying book value per common share decreased 10.9% from $7.35 at December 31, 2021 to $6.55 at March 31, 2022. A decrease in the Company's retained earnings as the result of a net loss in the first quarter of 2022 drove the decrease in the Company's book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company experienced unfavorable market conditions for the three months ended March 31, 2022.

($ in thousands, except for share and per share data)	March 31, 2022	December 31, 2021

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$257,971	$312,406
Denominator:
Total Shares Outstanding	43,257,595	43,370,442
Book Value Per Common Share	$5.96	$7.20

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$257,971	$312,406
Less: Accumulated other comprehensive loss	(25,657)	(6,531)
Stockholders' Equity, excluding AOCI	$283,628	$318,937
Denominator:
Total Shares Outstanding	43,257,595	43,370,442
Underlying Book Value Per Common Share(1)	$6.55	$7.35
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Exhibit 99.1
Net loss excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core loss) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net loss. Amortization expense is related to the amortization of intangible assets acquired through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss. The core loss measure should not be considered a substitute for net loss and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core loss for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core loss is an after-tax non-GAAP measure that is calculated by excluding from net loss the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core loss, core loss per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core loss, core loss per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive loss, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive loss, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive loss, should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Exhibit 99.1

Conference Call Details

Date and Time:    May 9, 2022 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1544118&tp_key=28134a7f74

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Florida, Louisiana, New York, and Texas. The Company also writes policies in Georgia, South Carolina and North Carolina, where renewal rights have been sold and all premiums and losses are ceded. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Barclay		Karin Daly
Deputy CFO		Vice President
(727) 895-7737 / jbarclay@upcinsurance.com		(212) 836-9623 / kdaly@equityny.com

Exhibit 99.1
Consolidated Statements of Comprehensive Loss
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2022	2021
REVENUE:
Gross premiums written	$279,475	$311,638
Change in gross unearned premiums	39,731	45,025
Gross premiums earned	319,206	356,663
Ceded premiums earned	(218,349)	(210,714)
Net premiums earned	100,857	145,949
Net investment income	2,478	3,583
Net realized investment gains (losses)	(1,769)	503
Net unrealized gains (losses) on equity securities	(2,268)	2,564
Other revenue	3,068	9,190
Total revenues	$102,366	$161,789
EXPENSES:
Losses and loss adjustment expenses	91,368	115,781
Policy acquisition costs	26,016	40,821
Operating expenses	12,248	13,222
General and administrative expenses	16,005	15,882
Interest expense	2,379	2,375
Total expenses	148,016	188,081
Loss before other income	(45,650)	(26,292)
Other income	1,343	10
Loss before income taxes	(44,307)	(26,282)
Benefit for income taxes	(11,050)	(7,822)
Net Loss	$(33,257)	$(18,460)
Less: Net loss attributable to noncontrolling interests	(85)	(689)
Net loss attributable to UIHC	$(33,172)	$(17,771)
OTHER COMPREHENSIVE LOSS:
Change in net unrealized losses on investments	(27,689)	(21,739)
Reclassification adjustment for net realized investment losses (gains)	1,769	(503)
Income tax benefit related to items of other comprehensive loss	6,236	5,376
Total comprehensive loss	$(52,941)	$(35,326)
Less: Comprehensive loss attributable to noncontrolling interests	(643)	(917)
Comprehensive loss attributable to UIHC	$(52,298)	$(34,409)

Weighted average shares outstanding
Basic	42,980,691	42,898,488
Diluted	42,980,691	42,898,488

Earnings available to UIHC common stockholders per share
Basic	$(0.77)	$(0.41)
Diluted	$(0.77)	$(0.41)

Dividends declared per share	$0.06	$0.06

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	March 31, 2022	December 31, 2021
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$561,728	$663,602
Equity securities	39,407	37,958
Other investments	16,707	18,006
Total investments	$617,842	$719,566
Cash and cash equivalents	257,871	212,024
Restricted cash	33,002	33,254
Accrued investment income	2,859	3,296
Property and equipment, net	28,477	31,561
Premiums receivable, net	76,889	79,166
Reinsurance recoverable on paid and unpaid losses	911,812	997,120
Ceded unearned premiums	283,964	430,631
Goodwill	73,045	73,045
Deferred policy acquisition costs	45,713	38,520
Intangible assets, net	17,563	18,375
Other assets	80,418	62,015
Total Assets	$2,429,455	$2,698,573
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$967,214	$1,084,450
Unearned premiums	605,209	644,940
Reinsurance payable on premiums	196,911	248,625
Payments outstanding	104,278	114,524
Accounts payable and accrued expenses	73,334	76,258
Operating lease liability	1,751	1,934
Other liabilities	47,615	39,324
Notes payable, net	156,264	156,561
Total Liabilities	$2,152,576	$2,366,616
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 43,469,678 and 43,360,429 issued, respectively; 43,257,595 and 43,370,442 outstanding, respectively	4	4
Additional paid-in capital	394,720	394,268
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(25,657)	(6,531)
Retained earnings (deficit)	(110,665)	(74,904)
Total stockholders' equity attributable to UIHC stockholders	$257,971	$312,406
Noncontrolling interests	18,908	19,551
Total Stockholders' Equity	$276,879	$331,957
Total Liabilities and Stockholders' Equity	$2,429,455	$2,698,573